      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2002
                                            REGISTRATION STATEMENT NO. 333-
================================================================================
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                ----------------

                                    FORM S-8

                             REGISTRATION STATEMENT
                                      under
                           THE SECURITIES ACT OF 1933

                               North State Bancorp
                               -------------------
               (Exact name of issuer as specified in its charter)

          North Carolina                                     Applied For
          --------------                                     -----------
    (State or other jurisdiction of                         (I.R.S. Employer
    incorporation or organization)                        Identification Number)

             6200 Falls of Neuse Road, Raleigh, North Carolina 27609
             -------------------------------------------------------
               (Address of Principal Executive Offices) (Zip Code)

                         Stock Option Plan for Employees
                                       and
                  Stock Option Plan for Non-Employee Directors
                            (Full title of the plans)

             Larry D. Barbour, President and Chief Executive Officer
                               North State Bancorp
                            6200 Falls of Neuse Road
                          Raleigh, North Carolina 27609
                     (Name and address of agent for service)

                                 (919) 855-9925
                                 --------------
          (Telephone number, including area code, of agent for service)

                                   Copies to:
                          Alexander M. Donaldson, Esq.
                        Wyrick Robbins Yates & Ponton LLP
                        4101 Lake Boone Trail, Suite 300
                          Raleigh, North Carolina 27607
                                 (919) 781-4000

                         CALCULATION OF REGISTRATION FEE

=====================================================================================================
          Title of                      Proposed maximum     Proposed maximum
       securities to      Amounts to     offering price          aggregate            Amount of
       be registered    be registered      per share          offering price       registration fee
-----------------------------------------------------------------------------------------------------
       Common Stock,
         par value      330,000 shares  $10.00; $9.53/(1)/     $3,292,736.10/(1)/        $302.93/(1)/
      $1.00 per share
=====================================================================================================

     (1) Pursuant to Rule 457(h), the aggregate offering price and the registration fee have been calculated on the basis of a $10.00 exercise price for the 314,545 shares subject to outstanding options and, for the 15,455 shares that are available for issuance under the plans, the book value per share of the registrant's common stock of $9.53 on June 30, 2002.

================================================================================

                                     Part II

               INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3.       Incorporation of Documents by Reference.

              The following document we have filed with the Commission under the Securities Exchange Act of 1934, as amended, is incorporated herein by reference:

              (a)   Our Current Report on Form 8-K filed on July 1, 2002.

              All documents we file pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act after the date hereof and prior to the filing of a post-effective amendment that indicates that all securities offered under this registration statement have been sold or that deregisters all securities then remaining unsold shall be deemed to be incorporated by reference herein and to be part hereof from the date of filing of such documents.

              Any statement contained in a document incorporated by reference herein shall be deemed to be modified or superseded for purposes hereof to the extent that a statement contained herein (or in any other subsequently filed document that also is or is deemed to be incorporated by reference herein) modifies or supersedes such statement. Any statement so modified or superseded shall not be deemed to constitute a part hereof except as so modified or superseded.

Item 4.       Description of Securities.

              Not applicable.

Item 5.       Interests of Named Experts and Counsel.

              Not applicable.

Item 6.       Indemnification of Directors and Officers.

         We are incorporated under the laws of the State of North Carolina. North Carolina's Business Corporation Act, or the BCA, contains provisions prescribing the extent to which directors and officers of a corporation shall or may be indemnified.

         The BCA permits a corporation, with certain exceptions, to indemnify a current or former officer or director against liability if he acted in good faith and he reasonably believed (i) in the case of conduct in his official capacity with the corporation, that his conduct was in its best interests, (ii) in all other cases, that his conduct was at least not opposed to its best interests and (iii) with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful.

         A corporation may not indemnify an officer or director in connection with a proceeding by or in the right of the corporation in which he was adjudged liable to the corporation or in connection with any other proceeding charging improper personal benefit to him, whether or not involving action in his official capacity, in which he is adjudged liable on the basis that personal benefit was improperly received by him unless and only to the extent that the court in which such action or suit was brought shall determine upon application that, despite the adjudication of liability, but in view of all the circumstances of the case, he is fairly and reasonably entitled to indemnity for such reasonable expenses incurred that the court shall deem proper.

         The BCA requires a corporation to indemnify an officer or director in the defense of any proceeding to which he was a party against reasonable expenses to the extent that he is wholly successful on the merits or otherwise in his defense. Indemnification under the BCA generally shall be made by the corporation only upon a determination that indemnification of the director or officer was proper under the circumstances because he met the applicable standard of conduct. Such determination may be made by (i) the Board of Directors by a majority vote of a quorum consisting of directors who are not parties to such proceeding, (ii) if such a quorum is not obtainable, by majority vote of a committee duly designated by the Board of Directors consisting solely of two or more directors not at the time party to such proceeding; (iii) if such quorum is not obtainable, or, even if obtainable if a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, or (iv) by the stockholders of the corporation.

         The BCA permits a corporation to provide for indemnification of directors and officers in its Articles of Incorporation or Bylaws or by contract or otherwise, against liability in various proceedings, and to purchase and maintain insurance policies on behalf of these individuals. Our Articles of Incorporation provide for the elimination of the personal liability for monetary damages for certain breaches of fiduciary duty and our Bylaws provide for the indemnification of directors and officers to the maximum extent permitted by North Carolina law.

Item 7.       Exemption from Registration Claimed.

              Not applicable.

Item 8.       Exhibits.

              The following exhibits are filed as part of this Registration
Statement:

Exhibit                          Description
Number

  5.1          Opinion of Wyrick, Robbins Yates & Ponton LLP

 10.1          Stock Option Plan for Employees

 10.2          Stock Option Plan for Non-Employee Directors

 23.1          Consent of Dixon Odom PLLC, independent auditors

 23.2          Consent of Wyrick Robbins Yates & Ponton LLP (included in Exhibit
               5.1).

 24.1          Power of Attorney (see page S-1).

Item 9.       Undertakings.

              (a)   The undersigned registrant hereby undertakes:

                           (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement;

                           (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof; and

                           (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

              (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act of 1933, each filing of the registrant's annual report pursuant to Section 13(a) or 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in the Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

              (c) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, North State Bancorp certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Raleigh, State of North Carolina, on the 25th day of July 2002.

                                         NORTH STATE BANCORP


                                    By:   /s/ Larry D. Barbour
                                         ---------------------------------------
                                         Larry D. Barbour,
                                         President and Chief Executive Officer


                                POWER OF ATTORNEY

     Each person whose signature appears below constitutes and appoints Larry D. Barbour and Kirk A. Whorf, and each of them, his or her true and lawful attorney-in-fact and agent, with full powers of substitution and resubstitution, for him or her and in his or her name, place and stead, in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement, and to file the same, with all exhibits thereto, and other documents in connection therewith, with the Securities and Exchange Commission, granting unto said attorney-in-fact and agent, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully for all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorney-in-fact and agent, or his substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

     Pursuant to the requirements of the Securities Act of 1933, this Form S-8 has been signed below by the following persons in the capacities and on the date indicated.

              Signature                            Title                         Date
              ---------                            -----                         -----
/s/ Larry D. Barbour           President, Chief Executive Officer and       July 25, 2002
----------------------------
Larry D. Barbour               Director (Principal Executive Officer)


/s/ Kirk A. Whorf              Chief Financial Officer (Principal           July 25, 2002
----------------------------
Kirk A. Whorf                  Financial and Accounting Officer)


/s/ Forrest Ball                                                            July 25, 2002
----------------------------   Director
Forrest Ball

__________________________________   Director                   July __, 2002
James C. Branch


                                                                July __, 2002
__________________________________   Director
Allyson K. Duncan


/s/ Charles T. Francis               Director                   July 25, 2002
----------------------------------
Charles T. Francis


                                                                July __, 2002
__________________________________   Director
Glenn Futrell


/s/ C. Thomas Hendrickson            Director                   July 25, 2002
----------------------------------
C. Thomas Hendrickson


                                                                July __, 2002
__________________________________   Director
Jeanette W. Hyde


                                                                July 25, 2002
/s/ J. Keith Keener                  Director
----------------------------------
J. Keith Keener


/s/ Burley B. Mitchell, Jr.          Director                   July 25, 2002
----------------------------------
Burley B. Mitchell, Jr.


/s/ Gary H. Pendleton                Director                   July 25, 2002
----------------------------------
Gary H. Pendelton


                                                                July 25, 2002
/s/ W. Harold Perry                  Director
----------------------------------
W. Harold Perry


/s/ Nutan T. Shah                    Director                   July 25, 2002
----------------------------------
Nutan T. Shah

/s/ Fred J. Smith, Jr.                     Director              July 25, 2002
---------------------------------------
Fred J. Smith, Jr.


/s/ Jack M. Stancil                        Director              July 25, 2002
---------------------------------------
Jack M. Stancil


/s/ George C. Venters                      Director              July 25, 2002
---------------------------------------
George C. Venters